UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 18, 2012

Cornerstone OnDemand, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35098	13-4068197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Cloverfield Blvd.

Suite 620 South

Santa Monica, CA 90404

(Address of principal executive offices, including zip code)

(310) 752-0200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On April 19, 2012, the board of directors (the “Board”) of Cornerstone OnDemand, Inc. (the “Company”) approved an increase in the number of authorized directors on the Board from seven (7) to eight (8) and appointed S. Steven Singh to the Board to fill the newly created directorship resulting from the increase in the number of authorized directors. Mr. Singh was appointed as a Class I director, with an initial term expiring at the 2012 annual meeting of stockholders (the “Annual Meeting”). In connection with his appointment to the Board, effective as of immediately prior to the Annual Meeting, Mr. Singh was also appointed to the Nominating and Corporate Governance Committee of the Board.

The increase in the size of the board of directors and the election of Mr. Singh to fill the newly created vacancy on the Board was based upon the recommendations of the Nominating and Corporate Governance Committee of the Board.

Mr. Singh has served the Chief Executive Officer of Concur Technologies, Inc., a provider of integrated travel and expense management solutions, since 1996 and as a director of Concur since 1993, including service as Chairman of the Board of Directors since September 1999. From 1993 to 1996, Mr. Singh was General Manager of the Contact Management Division at Symantec Corporation, an international technology firm focused on protecting information and computer systems. Mr. Singh currently serves as Chairman of the GBTA Foundation Board and serves on the boards of directors of ClearTrip Inc., AdReady, and Washington Roundtable. The Company believes that Mr. Singh possesses specific attributes that qualify him to serve as a member of the Board, including his experience leading and managing technology companies and his service as a director of other technology companies.

There are no arrangements or understandings between Mr. Singh, on the one hand, and the Company or any other persons, on the other, pursuant to which Mr. Singh was selected as a director. There are no related party transactions between the Company and Mr. Singh (or any immediate family member thereof) requiring disclosure under Item 404(a) of Regulation S-K.

As a non-employee director, Mr. Singh will be entitled to receive an annual retainer of $35,000 in connection with his appointment to the Board. As a member of the Nominating and Corporate Governance Committee of the Board, Mr. Singh will also be entitled to receive an additional annual retainer of $2,500.

In connection with his appointment to the Board, Mr. Singh will be granted an initial stock option award to purchase shares of the Company’s common stock with a target value of $350,000 using Black-Scholes methodology. The exercise price of each such option will be equal to the fair market value of the Company’s common stock on the date of grant. Such initial stock option award will vest as to 1/3 of the shares subject to the option on the first anniversary of the date that Mr. Singh joined the board, and the remaining shares will vest monthly in equal increments over the following two years. In addition, on the date of each of the Company’s annual stockholder meetings, Mr. Singh will be eligible to receive an annual stock option award to purchase shares of the Company’s common stock with a target value of $175,000 using Black-Scholes methodology. The exercise price of each such option will be equal to the fair market value of our common stock on the date of grant. Each annual stock option award will vest on the first anniversary of the date of grant.

Mr. Singh will execute the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-169621) filed with the Securities and Exchange Commission on December 17, 2010.

A copy of the Company’s press release announcing the appointment of Mr. Singh is attached as Exhibit 99.1 to this Current Report on Form 8-K.

(b) On April 18, 2012, Neil G. Sadaranganey notified the Board that he will not stand for reelection to the Board at the Annual Meeting and, in connection therewith, tendered his resignation, effective as of immediately prior to the Annual Meeting. Mr. Sadaranganey has served as a member of the Board since November 2007 and will continue to serve as a member of the Board until his resignation is effective. In connection with Mr. Sadaranganey’s resignation from the Board, the Board approved a decrease in the number of authorized directors on the Board from eight (8) to seven (7), which decrease will be effective immediately following the effectiveness of Mr. Sadaranganey’s resignation and immediately prior to the Annual Meeting.

The Company thanks Mr. Sadaranganey for his leadership and service.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press release of Cornerstone OnDemand, Inc. issued April 24, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE ONDEMAND, INC.

Date:April 24, 2012
	By:	/s/ Perry Wallack
Perry Wallack
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release of Cornerstone OnDemand, Inc. issued April 24, 2012.